Exhibit 99.2
Willbros Group Inc Conference Call
Thursday, February 28, 2008, 9:00 ET
CORPORATE PARTICIPANTS
Mike Collier
Moderator
Randy Harl
President & CEO
Guest Speaker
CONFERENCE CALL PARTICIPANTS
Robin Shoemaker
Bear Stearns
Chase Becker
Credit Suisse
Stephen Gengaro
Jeffries and Company
John Rogers
D A Davidson
Joe Gibney
Capital One South Coast
Mark Caruso
Millennium Partners
Andrew O’Conor
Millennium Partners
John Kim
SAB Capital
Philip Dodge
Stanford Group
PRESENTATION
Operator
Good morning, ladies and gentlemen. Welcome to the Willbros Group Inc fourth quarter 2007 earnings conference call. I would now like to turn the meeting over to Mr. Mike Collier. Please go ahead, Mr. Collier.
Mike Collier
Good morning. Thank you, Julie. Today’s Willbros management participants are Randy Harl, President and Chief Executive Officer; Van Welch, Chief Financial Officer; and myself, Mike Collier. This conference call is being broadcast live over the Internet, and is also being recorded. An archive of the webcast will be available shortly after the call on our website, willbros.com, and will be accessible for 12 months. A replay will also be available through the phone number provided in yesterday’s press release. Information reported on this call speaks only as of today, February the 28th, 2008, and therefore you are advised that time sensitive information may no longer be accurate at the time of any replay.
Comments today contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, which address activities, events or developments the company expects or anticipates will or may occur in the future are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements. These risk factors are described in the company’s documents and reports filed with the SEC. The company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events, or otherwise.
This presentation contains non-GAAP numbers. Reconciliations and related information are in our press release of February the 27th, 2008 and on our website.
Now I’d like to turn the conference over to Randy Harl, President and Chief Executive Officer of Willbros. Randy?
Randy Harl
Good morning, everyone. And thank you for joining us. For the fourth quarter 2007 our operations were once again profitable and we are now generating positive cash flow from these operations. Van will discuss our fourth quarter and 2007 financial results in detail in a moment.
Two thousand seven was a year of great change and improvement in the company. We had anticipated the third quarter of 2007 to be an inflection point for Willbros, and it was, as we reported positive net income for the first time in 16 quarters. The fourth quarter 2007 results were also an improvement over 2006 results, and we have worked off legacy projects that negatively affected our results. Two thousand seven was a year of transition, and we are a vastly different company than we were a year ago. Throughout the year we made positive improvements to develop a platform for growth and solid

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performance. The company made progress towards its strategic and operational goals in 2007.
First, in the fourth quarter of 2007 we achieved net income of $6 million or 16 cents per fully diluted share. This compares to a loss of $40.6 million or $1.61 in the fourth quarter of 2006. From the beginning of 2007 we have seen results from continuing operations improve, and the results for the fourth quarter were profitable, with positive cash flow. These improvements are the product of the hard work of our employees to return Willbros to profitability, and to a business model which positions the company for the best risk-adjusted returns. Our results for 2007 met the guidance we provided, and our outlook is for continued improvement.
Second, we established a presence for our mainline pipeline construction business in Canada with the purchase of Midwest, a well established pipeline contractor with over 30 years’ experience in Canada. This acquisition is very complementary to our oil sands-centric business, and positions Willbros to participate in the over 10,000 kilometres of large diameter pipeline construction expected to be completed in Canada in the coming years. Our first major Midwest project, a large diameter natural gas pipeline for TransCanada began in late 2007 and is progressing according to schedule.
Third, we strategically transformed the company. In November we acquired Integrated Service Company LLC “InServ”, a major acquisition that significantly expands our capabilities and provides access to the downstream hydrocarbon value stream. InServ participates in life cycle extension projects in the refinery and petrochemical industry.
Fourth, we significantly improved our balance sheet. In November 2007, Willbros completed an offering of 7.9 million common shares to fund the cash portion of the InServ transaction and other business expansion and growth opportunities. We also induced conversion of 52 million of our 6.5% senior notes to maintain a stronger balance sheet going forward. Our balance sheet now has a debt-to-equity ratio of 0.39:1, a major improvement from 1.7:1 at the end of last year.
Fifth, we delivered the operational performance that we predicted. This performance, which significantly improved our financial position in 2007, was a key part of the process which allowed us to put in place our new $150 million revolving bank credit facility, which will provide us the flexibility to execute the record amount of work under contract.
Sixth, we have addressed the need for critical construction equipment to support our project commitments through capital leases and purchases.
Seventh, we sold our interest in Nigeria, reducing our exposure to this risky geographic and political market. We redeployed proceeds from that transaction to North America, building record backlog with a strong component of cost reimbursable contracts. At year-end 2007 our backlog included 75% cost reimbursable and 25% fixed price contracts compared to 45% cost reimbursable at the end of last year. The favorable shift in risk profile of the company provides greater assurance that earnings expectations can be achieved.
Eighth, we continued to improve our processes and systems to manage and control a larger and more complex business. We recognize the challenges of a larger and more complex business model, and under the leadership of our CFO, Van Welch, we will continue to invest in these important tools to provide the management and control for orderly and consistent growth and performance.
And finally, we made great progress toward removing the cloud of uncertainty that we have been under for nearly three years by reaching agreements in principle with the DOJ and SEC to resolve all issues relating to investigations of misconduct by former management in Willbros International and toward bringing this chapter of our history to a conclusion, allowing us to stop managing the past and enabling us to focus our full energy on managing Willbros today and into the future.
As we celebrate our centennial, our visibility for the future is good. We begin 2008 with a record amount of work under contract, of which 94% is in North America. Our contract terms and conditions are the best we have encountered in many business cycles, with 75% of our backlog now cost reimbursable. The end markets for our services continue to exhibit growth. We see multiple positive data points, including over $10 billion in qualified prospects at January 2008. Our position in the oil sands region of northern Alberta, one of the strongest engineering and construction markets in the energy sector, enabled us to grow our revenue there to approximately $240 million in 2007, and we are expecting continued growth in 2008.
The addition of Midwest expanded our opportunities significantly, and we are well positioned for the pipeline infrastructure build-out now beginning in Canada. And now, with the acquisition of InServ, there are abundant downstream opportunities. We expect this segment of our business to grow rapidly as we benefit from cross-

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selling opportunities in a downstream market driven by high refinery utilization rates, government mandates for cleaner fuels, and the planned investment of $100 billion in the oil sands region. We already have an initiative underway to introduce InServ’s expertise and capabilities into Canada.
However, our business will always face challenges. Despite the majority of our backlog now being cost reimbursable, our fourth quarter results were negatively impacted by two fixed price legacy projects. Delays and cost overruns on these projects reduced our operating income for the quarter by approximately $15.5 million.
On our last call we reported on the South Louisiana Cheniere project, a legacy EPC project, at that time was essentially complete. The project encountered an unusual technical problem installing literally the last 100 feet of a 16-mile pipeline. The situation further eroded when well conceived solutions also failed as extreme soil conditions, tidal surge and weather combined to delay the completion and drive costs beyond our expectations and the remaining contract contingency. Additionally the R1-R2 pump station project in Canada, also near completion, was impacted by extreme cold weather, client demands and manpower shortages, which led to shutdowns and delays, extending the schedule for completion. The completion date expectation for Cheniere is mid-March, and the hand-over on R1-R2 is near, having achieved mechanical completion, with only punch list items remaining. We have accounted for the total projected losses to date on both of these projects in the fourth quarter.
We also had unforeseen expenses in the fourth quarter relating to a major ice storm which paralyzed the city of Tulsa, Oklahoma and the surrounding area. This resulted in several lost days at both our engineering offices and InServ’s facilities. Going forward, the contract structure for 75% of our work now under contract is much more favorable to us than these legacy fixed price projects, and we will continue to see contract terms and work assignments structured to minimize the disruption these types of events can have on our business.
Right now, with record backlog in place, we are focused on continued improvement of our execution skills and the successful integration of InServ, which is going well. In a tight market for both personnel and equipment resources, we have identified areas, such as project controls, that we believe will yield the greatest benefit. We are focused on managing the execution risk of the multiple projects and backlog through improvements in personnel, systems and procedures.
Now Van will discuss our year end and fourth quarter 2007 financial results. Van?
Van Welch
Thanks, Randy, and good morning. Before we discuss our financial results, I would like to touch up on the changes in our reporting structure. With the acquisition of InServ, it was apparent that our former reporting segments did not provide clarity for the downstream operations. We altered our reporting segments to provide more focus on our end markets rather than the services we provide. Going forward, we will report financial results for Upstream Oil and Gas, which includes our onshore pipeline and facilities construction (including Canada and Oman), Downstream Oil and Gas, which is primarily InServ, and Engineering. EPC projects will be conducted as a service offering by each of our segments. Each EPC project will be managed and reported by the segment and business unit best qualified to provide the intended scope of work.
Now first I will go over the full-year results. For the full year ended December 31st, 2007 we reported revenue from continuing operations of $947.7 million, up 74% compared to 2006. Revenue grew across all segments and geographies. The revenue growth was greatest in our Upstream segment, which reported $744.3 million in revenue as compared to $424.3 million in 2006. Keep in mind that our 2007 results included only 41 days of financial results for InServ, which we acquired on November 20th of last year.
Operating income for 2007 was $8.9 million, a $21 million improvement over 2006, and included the government fines and penalties of $22 million for continuing operations. In addition to the $22 million in DOJ fines, the $49 million net loss for the year also included a $21.4 million loss from discontinued operations, $10.3 million of which related to a charge for profit disgorgement and prejudgment interest payable to the SEC under the preliminary settlement, and a $15.4 million charge related to the inducement of a portion of the six and a half percent convertible notes.
Now moving to the fourth quarter 2007, for continuing operations we reported operating income of $15 million on $337.5 million revenue, compared to a loss of $1.3 million on revenue of $191 point million for fourth quarter 2006. Fourth quarter 2007 operating income was $3.7 million less than third quarter 2007 operating income of $18.7 million. Third quarter 2007 operating income benefited from a $2 million reduction to the accruals of the DOJ fine, and the fourth quarter 2007 results included

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$15.5 million in job losses on two legacy contracts that Randy mentioned earlier.
Now I will discuss results from each of our operating segments, starting with Upstream. In our Upstream Oil and Gas segment, we reported operating income of $21.9 million on revenue of $744.3 million. This compares to a loss of $16.5 million in 2006 on revenue of $424.3 million. During the fourth quarter 2007 we deployed essentially all of our US pipeline construction equipment and personnel on projects that started during the quarter, and we also continued to show growth in our facility construction activities. Financial results for the upstream segment included a legacy project in Canada, which was bid in 2006 and contained a lower margin and less favorable contract terms than contracts in current backlog. Since this project is now in a loss position, in the fourth quarter we recorded $10.6 million loss, which is the total estimated cost to complete this project. We have a claim pending on this project, and I want to remind you that Willbros’ policy in a situation like this is to book the cost associated with a claim when they occur, but conversely, we do not book any claims revenue until a settlement is achieved. Any successful outcome on the settlement of this claim will be reflected in our future financial results.
Two thousand seven results from our engineering services continued to be strong throughout 2007, but fourth quarter results in the engineering segment included a $4.9 million increase in costs for the delays in completion of the Cheniere project, the other legacy project mentioned by Randy. The Cheniere project is an EPC project booked through our Engineering segment. For 2007 the Engineering segment reported operating income of $8.4 million on revenue of $179.6 million. In 2006, Engineering generated operating income of $3.5 million on revenue of $118.9 million. We anticipate that our engineering segment will maintain utilization rates similar to 2007 throughout 2008.
Our Downstream segment results, which included the period from the acquisition of InServ on November 20th to the end of 2007, reported $23.8 million in revenue, with operating income of $670,000. The downstream operations were impacted by normal seasonality in addition to the widely publicized ice storm in Tulsa during December which shut down our Tulsa operations for a full week. Also during the fourth quarter we recorded approximately $800,000 in amortization charges for intangibles associated with backlog and customer relationships related to the InServ acquisition. We expect these charges, respectively, to be $582,000 and $281,000 per month in 2008 and the first half of 2009, nearly double what we had anticipated, after which they will diminish as the backlog acquired is worked off.
G&A costs from continuing operations for 2007 were $68.1 million or 7.2% of revenue. In 2006, as a percentage of revenue, G&A expense was 10.7%. For 2008 we plan to manage G&A to be in the range of 6 to 7% of revenue.
Now a few words on liquidity. During the fourth quarter we generated cash at $34.2 million as follows. Approximately $3.2 million was generated by our operating activities, primarily in the construction segment of our business. Approximately $249.8 million was generated by financing activities, primarily the November equity offering. And approximately $217.6 million was invested in the acquisition of InServ and in new capital equipment, primarily for our upstream oil and gas segment. And discontinued operations used $1.3 million.
As anticipated, our cost reimbursable projects and projects with better terms began contributing cash in the fourth quarter of this year, despite significant revenue growth during that last half of the year. We expect our current cash balance, together with our expected future cash flows from our continuing operations, to be sufficient to finance future working capital for our operations.
During 2007 we purchased $74.5 million in capital equipment, primarily construction equipment. Our capital budget for 2008 is approximately $63 million, $12 million being contingent upon additional contract awards. The capital budget includes additional equipment to support our existing backlog and increase our mainline construction capacity in the US to three full large-diameter spreads. We expect to maintain some flexibility in the acquisition of this additional equipment, and will evaluate capital leases as another means to acquire this equipment.
Now backlog. Backlog from continuing operations at December 31, 2007 was $1.3 billion, more than double that at the end of 2006. We now have 94% of our backlog in North America, and 75% cost reimbursable, compared to 45% at the end of 2006. We expect to work off $878 million of our backlog in 2008. With over $400 million in work beyond this year, we have good revenue visibility beyond 2008. Coupled with the improved contract terms and conditions and the greater amount of cost reimbursable work, we expect to see continuing improvement in our results as we move through 2008.
Now to update guidance for 2008. For revenue, we are raising our revenue guidance for 2008 to a range of $1.6 to $1.8 billion from earlier guidance of $1.4 to $1.6 billion,

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due in part to the expectation for cost escalations we have encountered to date on cost reimbursable projects. As we have previously discussed, these types of cost escalations may have the effect of increasing our revenues and reducing our contract margin percentages, however our fees will remain intact.
Earnings per share. We expect earnings from continuing operations to be in the range of $1.65 to $1.90 per fully diluted share, based on an average share count of approximately 46 million shares for 2008.
Our effective tax rate. We expect our effective tax rate to be approximately 42%, and we expect to use that rate for the reporting purposes going forward.
Now we will take your questions.
Mike Collier
Julie? Julie?
QUESTION AND ANSWER SESSION
Operator
Thank you. We will now take questions from the telephone lines. If you have a question and you’re using a speaker phone, please lift your handset before making your selection. If you have a question, please press star one on your telephone keypad. If at any time you wish to cancel your question, please press the pound sign. Please press star one at this time if you have a question. There will be a brief pause while the participants register for questions. Thank you for your patience.
The first question is from Robin Shoemaker of Bear and Stearns. Please go ahead.
Robin Shoemaker, Bear Stearns
Yes, thank you. Yeah, Randy — or Van — could you explain a little more about the... the InServ profitability going forward. You mentioned some issues, and it was roughly, you know, break-even on an operating income basis in the fourth quarter. What... I believe that you indicated that InServ was expected to have similar margins to pipeline engineering and construction. Can you just review for us your expectations for InServ?
Randy Harl
I mean, Robin, I think the guidance that we gave when we were doing the acquisition remains the same as we’d give you today, with margins and overhead and G&A similar to what we had predicted for Willbros in total. The business at InServ is a bit more seasonal than some of our other businesses. I don’t think you should focus on December. We had the weather impact and normal seasonality that affects that business. So we think that, as we get into the first quarter, and more particularly into the second quarter, you’re going to see the kinds of results that we had predicted. So I don’t think that you ought to focus too much on what’s happened so far. The fundamentals of that business remain strong. They are continuing to book new business and prepare for what appears to be a very strong turn-around season just like we experienced last year.
Robin Shoemaker, Bear Stearns
OK. Let me turn to Canada for a minute then, the project... the legacy project you mentioned from ‘06. Now, in today’s world, you are still... my understanding is you’re still bidding most work on a fixed price basis. So can you describe the fixed price contracts you’re negotiating now and the level of, I guess, contingency that’s built into that versus this project which you’ve had... on which you’ve recorded a loss?
Randy Harl
OK. Robin, we’ve talked many times about the sales process that we have in place now. And you know, we had it in place to some degree when we bid this project. It was a pretty much a step out for us. We have had a very solid business in northern Alberta, doing modules and small capital projects, a large portion of which are either unit price or cost reimbursable. You know, this project was really our first step out into a larger project, and it is in the 60-plus million dollar range. So it was a big plus-up for us. We recognized that and built in what we thought were sufficient contingencies associated with the labour shortages and so forth that we know exist in northern Alberta. And for the first two-thirds of the project, it looked like we were right. But as we got into the back end of the project and relied more heavily on sub-contractors for completion of the work, we had a lot of productivity, management and actually manpower shortages that led us into these problems.
As we go forward, I would say that the learning that we have from this project would do a couple of things.

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Number one, from a contract terms and conditions standpoint, we’d be hard pressed to take that lump sum risk on this kind of project, really for any price. It’s very difficult to predict when these larger projects... you know, what the out turn will finally be because of the labour impacts that you actually run into in northern Alberta. So I think that what you’ll see us do is pull back from this kind of execution risk. On a cost reimbursable basis or on some hybrid form of contract, then we would be interested in this kind of work. But I think, based on what we’ve learned, there are other things that are much more attractive to us in that marketplace that can deliver the results that we expect to get.
So we’re going to be very careful going forward. We don’t have another one of those kind of projects in our backlog. The TransCanada project that you’re familiar with on the pipeline side is lump sum. So far it is performing pretty much as predicted. But that’s a different kind of work, a different workforce and different supervision than required for this project that we had the problems with. So we’ll be much more selective going forward, from a contract standpoint, contract form standpoint, and only enter into those things that have a high probability of being able to be delivered.
Robin Shoemaker, Bear Stearns
Mm-hmm. OK. So... so you... you do... it seems like you’re saying that there’s a possibility that the cost reimbursable model does get... does get implemented in Canada, although currently that’s not the way most businesses negotiate.
Randy Harl
Well, in most of our business, if you look at this project, it’s in the oil sands, Robin, in the upgraders. A great deal of that work is done on a cost reimbursable basis. You know, on the basis of the good results that we had had on smaller projects, we felt like we had a very nice margin and contingency built into this project. Just turned out that the scale of the thing was more than we had done before, and we struggled trying to deliver that. So I think that I have a... my expectation is that now we’ve broken into these larger projects there, we should be able to negotiate terms and conditions, either reimbursable or some hybrid, that do much better for us.
Robin Shoemaker, Bear Stearns
Yeah. OK, thank you.
Mike Collier
Thanks, Rob.
Operator
Thank you. The next question is from Jamie Cook of Credit Suisse. Please go ahead.
Chase Becker, Credit Suisse
Hi. It’s actually Chase Becker in for Jamie Cook. Just had a quick question. I can understand the two charges, the $15 and a half million on the two projects, but is there any way you can quantify the unforeseen expenses that you had from the ice storms in Tulsa? Is that a material amount?
Randy Harl
It’s probably not what I would consider to be material, but it did certainly have an impact because they did lose revenue about a week in those margins.
Randy Harl
Yeah, I think from a total Willbros revenue standpoint, it’s not material, but from there, you know, just like the question that Robin had on InServ’s profitability, it did have an impact on them in December.
Chase Becker, Credit Suisse
OK. And then I was just wondering, you know, following up on in terms of, I guess this is a twofold question. Following up in terms of the opportunities not only in Canada and in the US, can you speak to maybe the types of projects that you’re looking for over the next 12 to 18 months? And then following up on the types of work that you’re willing to do, and specifically, you’re referencing you’re more willing and able to do cost-plus work in Canada. If you look, you know, 12 months down the road, where do you see the mix in terms of your backlog from a cost-plus versus fixed price. Do you think it’s going to be relatively similar to where you’re at right now, or what do you think about that?

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Randy Harl
And I think, you know, based on what we’re seeing, it’s going to be pretty steady at the 75/25 split, as far as we can see. You know, the demand for resources is going to continue to be strong, which should give us a good position in terms of negotiating contracts that are favorable to us. I don’t see that changing a lot. You know, we are in a position where we have replaced the backlog that we’ve worked off, which was a record number in the fourth quarter, and maintained the backlog at $1.3 billion, which is a pretty significant amount of work to put back in backlog.
The other thing I would point you to is, if you look at the work we have under contract, in the large diameter pipeline construction market, which is our biggest piece of business in Willbros, we’re pretty much booked up to the first quarter of ‘09, we have many significant prospects that connect very nicely to the wind-down of the projects that we complete in ‘09. But that’s so far out that it’s going to take a while for those to get into backlog. But we see the market continuing to strengthen and build. The fundamentals, as I mentioned, are strong in all of the segments of our business. So we see very good opportunities and the contract mix being about the same between reimbursable and fixed price going forward.
Chase Becker, Credit Suisse
OK, and then last question, just in terms of that remaining fixed price that’s in your backlog. Outside of these two projects, I mean, is there anything else in there that keeps you up at night in terms of something that you’re worried about, or how should we think about that going forward? It sounds like this kind of the kitchen sink, but am I reading that correctly?
Randy Harl
I think you’re reading that correctly. I mean, we were very disappointed in the fourth quarter, that we didn’t have these costs contained. But we have done everything that we know to do. You know, Van and I and everybody else just scrubbed these things down. Because they were in a loss position, as Van said, we had to take those losses in the fourth quarter. And we believe we’ve made adequate provision. Going forward, we have the Guardian project that we’ve talked to you about for a long time. And it’s in backlog. It’s EPC. We think that, in terms of having adequate protections, you know, we have them. The engineering is nearing completion. The procurement of the materials is well down the road. And we have a very well known construction contractor that we’re very familiar with, with a lump sum price, on the work. So we believe that we’ve got in place the kinds of protections that you need to have doing this kind of work.
So I don’t think you ought to think about Guardian as being the same kind of risk that we took on Cheniere or on R1-R2. The Cheniere project is one of those projects that you get sometimes that is just, from a technical standpoint, not what anybody has done before. And as we stepped out into South Louisiana, the soil conditions were such that we were trying to install concrete, weight-coated, 42-inch pipe in an area where that hadn’t been done before. And so even though we had been across there with a lot lighter pipe before, as we got into the heavier weights, the problems associated with that construction were just enormous.
So we don’t have anything like that in our backlog today. The stuff that we have is work that we have done before that should be much more predictable. And Guardian, as I said, I think we’ve got bracketed pretty well. We will have some work this summer here in Texas on a lump sum basis on the pipeline construction side. But that has historically been good work for us. The last lump sum project that we did in this area, we exceeded the expectations that we had from our profitability standpoint. So you know, I feel pretty comfortable with what we have in backlog now. And as I said, the quality of that lump sum work, both from a contract terms and conditions standpoint as well as the systems that we’re using to manage it and the experience that we have, is just much better than what we’ve had.
Van Welch
And James, just to be clear, and going back to your kitchen sink on these two legacy projects, the loss that we booked in the Q4 represents the current projected costs and loss on those two projects. Per the accounting rules we book on lost projects that entire amount in the current period. So everything should be booked in Q4.
Chase Becker, Credit Suisse
Fantastic. Thanks for your time.
Operator
Thank you. The next question is from Stephen Gengaro of Jeffries and Company. Please go ahead.

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Stephen Gengaro, Jeffries and Company
Thank you. Good morning, gentlemen.
Randy Harl
Good morning, Steve.
Mike Collier
Good morning, Stephen.
Stephen Gengaro, Jeffries and Company
A couple of things, if you don’t mind. First, just very simply, you just provided us with sort of better guidance for ‘08 than you had previously. I think the old numbers computed to like $1.54 or $1.72 and a half. Can you give us... you know, can you kind of tell us why and what... what’s driving that and the increased confidence?
Randy Harl
Fine, Stephen. If you look at it, after getting in InServ a bit more, we have confirmed those good results that we’re going to expect from there. Also, just pure line of sight that we see in terms of the current backlog that we have booked, the nature of that backlog and the commercial terms associated with that backlog. It gave us much greater comfort moving forward. Plus the first quarter activity that we’ve had is certainly looking favorable. So we looked at it on our guidance that it was something that we could expand that a bit from what we previously gave.
Stephen Gengaro, Jeffries and Company
Do you think the first quarter looks more like the third?
(Laughter)
Unidentified Male
Well, Stephen, I will (inaudible) guidance.
(Laughter)
Stephen Gengaro, Jeffries and Company
Just you said a billion-three in backlog. Can you just repeat how much of that works off in ‘08? I missed that number?
Mike Collier
It’s 800... 878.
Stephen Gengaro, Jeffries and Company
OK. And then finally, I know you don’t usually do this, but maybe because you just kind of changed things on the segment breakdowns, for the three different segments that you’re now reporting, can you give us a sense for what kind of margins you have baked into your guidance, kind of a range in each division?
Van Welch
Well, Stephen, if you look back at what we’ve said before in terms of contract margins, it’s along those same lines. I will point out, however, in the contract margins that we gave before, we did not have them fully loaded in terms of depreciation expense. As we move forward and you look at our K, starting in Q4, you’re going to see that depreciates... depreciation expense being fully loaded into job costs.
Randy Harl
And what is that, Van, about?
Van Welch
It’s about one... if you look at 2007, it’s about one point... 1.7% margin impact on 2007. And we’ll have about 32 and a half million dollars’ worth of depreciation that will get charged into job cost into 2008. But in terms of the contract margins that we’ve talked before less the depreciation expense that we’re going to be charging into those segments, it’s about the same.
Stephen Gengaro, Jeffries and Company

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Thank you. You also have included overhead costs into the divisions now as well, it looks like.
Van Welch
That’s correct.
Stephen Gengaro, Jeffries and Company
OK. Is that overhead cost... is it reasonable to allocate that in that same sort of six to 7% range in each division?
Van Welch
Yes, it is.
Stephen Gengaro, Jeffries and Company
OK. That’s helpful. Thank you.
Operator
Thank you. The next question is from John Rogers of D.A. Davidson. Please go ahead.
John Rogers, D A Davidson
Hi. Good morning.
Mike Collier
Morning, John.
John Rogers, D A Davidson
When you talked about the expanded capacity this year, the... you know, the additional spread in the US, but you also made a comment that engineering looked like it would be flatting through the year. I’m just trying to understand how capacity’s going to be ramping up this year...
Randy Harl
OK.
John Rogers, D A Davidson
...with some of the new projects, or if it is.
Randy Harl
Alright. Well, and...
John Rogers, D A Davidson
And sort of how that flows through.
Randy Harl
OK. Well, John, the engineering is, as you know, really a function of being able to get more people.
John Rogers, D A Davidson
OK.
Randy Harl
And you know, we opened a new office in Kansas City to try to get access to a different labour pool. That’s gone very well. We’re up to about 25 people in Kansas City today. We have contracts in place where we can put work out that, you know, we can just about use... we could almost double the number of people and have contracts that they can work on if we can find those resources. So engineering is strictly a function of being able to get the people, because we have the contracts to put them to work. So we expect some growth, so don’t consider it flat, but you know, it’s not going to jump out there and have a huge growth to it.
John Rogers, D A Davidson
OK, but from the run rates that you were at in the fourth quarter...
Randy Harl

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Well, from the run rates we were at in the fourth quarter, you know, the fourth quarter for engineering is always a lower quarter because of the holidays and mainly the holidays. And in Tulsa, the ice storm that we had, where we have most of our people, affected that to some degree. So I would expect all year to be up compared to the fourth quarter for engineering.
Now, in engineering, we had the Cheniere project, which, you know, going forward, they may have some EPC work associated with other contracts that they have, but there won’t be... that... as far as I can see right now, another large project like that in there. So from a revenue standpoint, I would expect that to go down a bit, but the quality of that revenue is going to be a lot better in that it will be mostly services in nature and command the kinds of margins that we’ve talked about in the past.
John Rogers, D A Davidson
OK.
Randy Harl
OK? So that’s kind of the services business.
On the large diameter pipeline construction business, we are approaching... we’re building out that third spread right now. That will not... we won’t reach that capacity until summer, in the July-August time period. So we are continuing to build the revenue in that construction segment. We are very close, at this point, to filling the gap that we had in summer months. In fact, these jobs are coming on the ends of each other much closer than we’re comfortable with. In fact, it’s going to be a challenge to get all of it done. But the good news from an investor standpoint is that we’re not going to have a gap with additional costs and so forth associated with idle people and equipment. So we’re right on track building that third spread in the US.
In Canada, we are about at the one spread level. We are bidding a lot of work in Canada that could give us the opportunity, if we’re successful, to plus up in Canada. So the opportunities for growth inside of the large diameter construction business and the pipeline area continue to be very strong.
The other area where we’re seeing a lot of success is in the station construction. You know, associated with all of this pipeline expansion are a lot of compression and pumping stations. And you know, we told you last year we were going to recruit some new people, put different systems in place, and really ramp up, what we were going after in that area. And that has continued to be successful as well.
And as Van said, on the InServ side, we are just seeing multiple cross-selling operation... opportunities between work that we have in engineering, where we can bring InServ in to do the construction. In Canada there’s a lot of interest in the kinds of things that InServ does, both in the heater, design, build and install area, API storage tanks, as well as the turn-around activities that they’ve been so successful with in the US and, to a certain extent, on an international basis. And we also see a lot of interest as we begin to figure out how to move into the Middle East and North Africa to bring InServ into those markets as well.
So everything that we saw last year that we reported on in terms of opportunities that we were looking at at that time continue to be there, if not better than last fall.
John Rogers, D A Davidson
OK. And then... I guess that’s it. OK. Thank you.
Randy Harl
Thanks, John.
Operator
Thank you. The next question is from Joe Gibney of Capital One South Coast. Please go ahead.
Joe Gibney, Capital One South Coast
Morning, everybody.
Randy Harl
Good morning, Joe.
Joe Gibney, Capital One South Coast
I just wanted to follow up. Randy, you mentioned the potential for plussing up your basically full spread that you’re here in Canada right now. Just... could you define what that means? Are you looking to maybe go to

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another additional half spread? Just trying to get at the kind of whether or not you feel you’re adequately positioned to sort of capitalize on the growth opportunity in Canada relative to personnel and equipment that you have on the ground now, i.e., are you potentially going to have to look at some other acquisitions, or within that $63 million CapEx budget for ‘08, do you feel you’re adequately positioned on the spread side to maybe look at some of those plus-up opportunities?
Randy Harl
I think that in that total number there’s the opportunity to plus up. You know, I think the way to think about Canada is that it’s still a ways out in terms of being as robust as the US market.
We’re still seeing quite a bit of competition for the pipeline construction work that’s there. You know, we think that will continue to be the case for the next 12 months. You know, so the timing on plussing up is going to be dependent on, you know, how successful we can be in a pretty competitive marketplace.
I think over... if you look out 12 to 18 months, then there certainly is the possibility that we can add a half a spread there. We already have some plans to replace some equipment in the Midwest spread. But the way to think about it is that the number that we’ve given you includes all of that.
Joe Gibney, Capital One South Coast
OK. And how is the potential acquisition environment up in Canada, if you were try to entertain that possibility?
Randy Harl
Well, I mean, you know, we’re always interested in finding another deal like Midwest.
You know, that has turned out to be exactly what we thought it was going to be. But I think the key in Canada is having the right supervision and people. We have the right nucleus. You know, we’re always interested in being able to add on something that makes sense, but we also believe that we’ve got the right core here, the right base to build on. And right now our plans are really plussing up Midwest.
Joe Gibney, Capital One South Coast
OK.
Randy Harl
I might say that, as we work with the customers in Canada, the amount of planning that they’re doing is significant. The projects that they’re looking at are even more robust than we’ve reported on in the past, so we’re very optimistic about what’s going on there.
Joe Gibney, Capital One South Coast
OK. And then $10 billion qualified prospect figure you mentioned, I think that’s up from about $9.4 billion previously, at least the last update that I had. Is this relative to a little bit more incremental visibility that you have in Canada, or is this US oriented relative to some of... fill in the gaps here that you mentioned?
Randy Harl
I think the last time we talked about it, it was more than that. It was in the 12, 13...
Mike Collier
...the... Yeah, the number that you referred to, Joe — this is Mike — was the... the prospects in addition to what was pending in terms of...
Joe Gibney, Capital One South Coast
Correct.
Mike Collier
Proposals bid or in preparation.
Joe Gibney, Capital One South Coast
Correct.
Mike Collier

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The number’s down a little bit, primarily because we have seen some bids that we tendered internationally be let at pricing levels that weren’t attractive to us. And the numbers are up moving into US construction, but they’re out, as Randy said, beyond this time frame that we’re booked, through this time next year. So they haven’t come into our prospect numbers yet. They’re just too far out.
Joe Gibney, Capital One South Coast
OK.
Randy Harl
You have to look at it based on what Mike said as well as what the absolute value of that number is.
Joe Gibney, Capital One South Coast
Sure. Sure. Understood.
Randy Harl
We are constantly trying to improve the quality of what we have, and certainly the number is big enough to fuel the growth of the business, and no matter how you look at it.
Joe Gibney, Capital One South Coast
Mm-hmm.
Mike Collier
I think you should have received... we tried to send everybody a complimentary copy of the latest survey by the Oil and Gas Journal. And we see that as a real barometer of what’s going on. It’s very encouraging.
Joe Gibney, Capital One South Coast
Mm-hmm. OK, Van, could you... the tax expectations for ‘08 at 42%, a little bit higher than what I was looking for previously? Is... could you give a little bit of color about maybe some of the moving parts there?
Van Welch
Yeah, Joe. It’s driven basically by the permanent differences that we have, mainly associated with us being a Panamanian company.
That is, us being a Panamanian company, we have to allocate quite a bit of cost to Panama, which we get no tax benefit on. Obviously those permanent differences are somewhat more fixed than linear, certainly. So as we gain more income, I think you’ll see our effective tax rate potentially go down as we get more income. Based on what we have out there, though, today, and the guidance that we’ve provided, that 42% is a good rate to use.
Joe Gibney, Capital One South Coast
OK. And could you provide a... just touching base a little bit on the contract margin side? For the fourth quarter, you know, what were contract margins on a segment basis, you know, ex overhead and G&A allocation? Do you have that in front of you?
Van Welch
If you look at the... and... and let me just give you the contract margins. If we had reported it in... as we had in some... in previous quarters we would have been about 12.3% contract margins at the total line.
Joe Gibney, Capital One South Coast
OK.
Van Welch
So you know, our guidance, just to remind you there, we’ve always... we’ve been saying 11 to 13% for ‘07. We came in, on a apples-to-apples basis, at 12.3%.
Joe Gibney, Capital One South Coast
OK.
Van Welch
It was impacted by 1.8% associated with depreciation.

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Joe Gibney, Capital One South Coast
OK. Any segment detail on that, or are you sticking to the full year number there, the twelve-three?
Van Welch
I’m going to stick with the full year number on that.
Joe Gibney, Capital One South Coast
OK, fair enough. I think that’s about do it, guys. I appreciate it. Thank you.
Unidentified Male
Thank you, Joe.
Operator
Thank you. The next question is from Mark Caruso of Millennium Partners. Please go ahead.
Mark Caruso, Millennium Partners
Good morning, guys.
Unidentified Male
Hi, Mark.
Unidentified Male
Hi, Mark.
Mark Caruso, Millennium Partners
So I just want to make sure, for clarification purpose, the impact of 15 million, am I doing the math right? That was like 20 cents impact for the quarter?
Van Welch
Well, I think, Mark, if you were to take the 15 million, apply a... you know, a 40% tax rate, and then do the shares based on about 40 million weighted average shares, that’d give you the calculation.
Mark Caruso, Millennium Partners
OK. Gotcha. And then as far as ‘08 goes, it sound... you know, you guys raised the estimates. It sounds like you guys are pretty excited about the opportunities for ‘08. What... as far as costs overruns, you know, you’ve talked about... it seems like it’s limited to just those contracts. I know we saw Boardwalk Partners talk about some impacts there, but as far as, you know, from the contracts you’re working on, the work you’re seeing to bid, any you know, concerns there, what you’re seeing?
Randy Harl
Well, I mean, it’s... you know, it’s primarily cost reimbursable and I covered, I think we got the Guardian project that will go into construction this summer. We feel comfortable with that. You know, so we are very bullish on what we have in backlog. We don’t have anything that keeps me up at night right now that’s in that backlog. So you know, as Van said, you know, that’s why we feel very comfortable raising this guidance.
Mark Caruso, Millennium Partners
Perfect. And then as far as... if I remember correctly, in the outer years, I know El Paso was recently talking about the Ruby pipeline. And if I remember correctly, you guys have capacity around the time that that’s being talked about?
Randy Harl
Right.
Mark Caruso, Millennium Partners
And is that an opportunity as well as the Florida... Florida transmission expansion 08?
Randy Harl

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Yeah, I think all of those are. You know, it’s the kind of thing that, from an EPC standpoint, I think those projects could be opportunities. They fit us from a construction standpoint in terms of timing, so there are a number in addition to those projects that we’re looking at. So this is a universe that’s normal. We spend a lot of time tracking all of these customers and what they’re doing. And you know, there... there are significant opportunities in ‘09, ‘10 and ‘11 that we’re currently tracking.
Mark Caruso, Millennium Partners
Gotcha. Great. Thanks, guys.
Randy Harl
You’re welcome.
Operator
Thank you. The next question is from Andrew O’Conor of Millennium Partners. Please go ahead.
Andrew O’Conor, Millennium Partners
Randy, Van, Mike, morning, guys.
Randy Harl
Morning, Andrew.
Van Welch
Morning, Andrew.
Mike Collier
Morning, Andrew.
Andrew O’Conor, Millennium Partners
You know, there appears to be huge pent-up demand for pipeline construction services in North America currently. How would you put this in historical perspective, say for the last 25 or 30 years? What’s different from prior up cycles? And can you further quantify or characterize the pricing environment for new work that you’re bidding on or have an interest in, again for North America?
Randy Harl
OK.
Andrew O’Conor, Millennium Partners
Thanks so much.
Randy Harl
It’s... Andrew, it’s... you know, you have to go all the way back to the sixties to find a pipeline construction environment that’s as robust for the kind of work that we do. You know, if you look at it on a miles laid per year, you know, it’s been pretty constant, if you look at it decade on decade, you know, for a long time. But it is the amount of construction in the large diameter pipelines, the cross-country mainline pipelines, that has really popped in the last year or so. And what we see happening out here in the future as the gas and oil and other products move from one supply point to another, you know, as the demographics change a bit, you know, and construction continues so there are real good fundamentals in the US in Canada that underpin that.
From a margin standpoint, we have been through a very long period in the US where there were a lot more resources to build pipelines than there was work. And so it was characterized by a very competitive environment that is barely overhead and G&A in nature, with very little opportunity to build in contingencies. And we’ve seen that change in the last 18 months to one where you can build in contingencies, cover your costs, and still make a fair profit that would be reflected in the kind of guidance that we’ve given here. So really a sea change in terms of the market conditions that we’re seeing out there.
Andrew O’Conor, Millennium Partners
OK. Thanks for that. And do you think this change is fully reflected yet, again, in the pricing environment for new work that is currently being bid or will be bid here, say in the next six to nine months?
Randy Harl

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I think that, you know, we will see continued improvement in the US followed by Canada, and we’re seeing it in the rest of the world as well. Because resources are not only being soaked up in the US and Canada, but you know, around the world. As we look to expand our business, we see the same kind of thing. So I think we’ll see improvement. That’ll be reflected either in improved terms and conditions in the contracts or in just pure margin.
Andrew O’Conor, Millennium Partners
Thanks, Randy. Appreciate it.
Randy Harl
Welcome.
Operator
Thank you. Once again, please press star one if you have a question.
The next question is from John Kim of SAB. Please go ahead.
John Kim, SAB Capital
Hey, guys. I wanted to know if reflected in your guidance I didn’t quite get all the numbers, but there seems to be some intangible amortization running through the numbers in your guidance. One, I wanted to know if that was included in the $1.65 to $1.90.
And then secondly, given your performance overall for the year, you know, was there any incentive comps built in, either in the fourth quarter or... I don’t know how you guys do that in terms of whether you do it... you... you account for it in the fourth quarter and you pay out in the first quarter.
And then one last question related to just the M&A, DBD and the financing costs, what those were and how you guys allocated those costs. Thank you.
Van Welch
OK, John. Thanks. In terms of the intangible for the InServ acquisition, if you look ‘08, in total it’s going to be about $10.4 million worth of costs in ‘08. That is a greater amount than what we had anticipated when we gave our prior guidance. It’s... in fact, it’s about double the amount than our previous... that was included in our previous guidance, when we went out on the equity offering.
In terms of...
Randy Harl
That’s included in this guidance.
Van Welch
Yeah, in... yeah, the $10.4 is...
Randy Harl
It’s based primarily on metric driven incentive plan. And we did... we did have some incentives that were realized in the year and included in the Q4... Q4 results.
Randy Harl
And they were certainly, John, impacted by that... by the performance. The $15.5 loss had a significant impact on how that was paid out.
John Kim, SAB Capital
I got it. I got it.
Van Welch
And what was your last question again, John? Sorry.
John Kim, SAB Capital
It... What was my last question? Um... you know, I can’t remember right now. But let me... so the $10.4 million of amortization which you think was double kind of what... the prior guidance, that’s like 13 cents to earnings that is non-cash and really non-economic. That’s in the guidance?
Unidentified Male

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That’s correct.
John Kim, SAB Capital
OK. Great. I’ll catch up with you guys later. Thanks.
Randy Harl
Thanks, John.
John Kim, SAB Capital
Bye.
Operator
Thank you. The next question is from Philip Dodge of Stanford Group. Please go ahead.
Philip Dodge, Stanford Group
Morning. Thanks for the comments. As I remember you were doing some energy... engineering work for Colonial Pipeline, and I wonder if you could update us on the time table there, and also when tenders for bids on the construction part might be coming.
Randy Harl
Well, I mean, that... the engineering work, Phil, is continuing. You know, that project is still a way out. You know, and I think the thing to keep in mind, it does fit pretty well with the completion of Mid-Continent Express for Kinder Morgan. You know, it goes across from Baton Rouge to Atlanta. So it is the kind of thing that would be very attractive to us from a construction standpoint. But right now our involvement in it is on the engineering side.
Philip Dodge, Stanford Group
And will that engineering be completed this year? It sounds like the tenders for construction might be a 2009 event from...
Randy Harl
Yeah. Well, construction’s probably 2009/10 kind of event, if it goes forward. I think the customer is continuing to study the economics of that project. But you know, the good news is we’re in there with them doing that, and our history has been that we’ve been able to turn some of those kinds of projects into more than just an engineering or procurement kind of assignment. And you know, if it goes forward, that would be our intent, to try to make as much as we can out of the project. It’s another one of those that, like we’ve talked about, that’s very large in scope and really fits the construction schedule that we have with the wind-down of the work that we have under contract. So it’s a... of critical interest to us.
Philip Dodge, Stanford Group
Yeah, that... that’s what I was interested in. Thanks very much.
Randy Harl
You’re welcome.
Operator
Thank you. There are no further questions for the moment. I would now like to turn the meeting back over to Mr. Harl.
Randy Harl
In 2007 our focus was on the transformation of Willbros, and we made substantial progress, as indicated by the achievements which I pointed out at the beginning of my remarks. While our fourth quarter results were negatively impacted by the two projects we mentioned earlier, the balance of our business performed very well. We negotiated the Cheniere project in 2005, and R1-R2 in 2006, in what were very different markets than those that we see today. In today’s market, and more importantly under our current sales guidelines, these projects would have attracted better terms and conditions or we would not have placed them in backlog. We expect the first quarter financial results to reflect the absence of the legacy work which impacted us in Q4. Our backlog has less risk as the quality of the fixed price work we have now is far superior to what we have had in previous quarters. With respect to our current backlog, some of you have wondered if our confidence level in current and expected work remains high. I can say without hesitation

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that we are highly confident that both our work under contract and our prospects will remain viable and attractive.
Current market conditions remain strong and growing. Last week’s Oil and Gas Journal survey of worldwide pipeline construction looking out five years reported a year-over-year increase in planned pipeline construction worldwide from 68,000 miles to 85,000 miles. Over 25,000 miles of this new construction is planned for North America. The increase in CapEx is even more robust, from about $18 billion to approximately $35 billion. The fundamentals for the downstream market are similarly encouraging. Industrial Information Resources is tracking for 2008 and beyond 1282 planned turn-arounds in the North American refining industry. We are currently tracking 525 refinery projects with $41.5 billion in revenue associated with them. Our business outlook is positive. The projects we perform are not speculative in nature, and have design lives of 20 to 30 years. Major pipeline projects are typically launched with firm commitments for capacity backed by extensive proven reserves. These projects are driven by the changing locations of the sources of supply and the growing and shifting demographics in North America. Globally, producing countries are competing to monetize their hydrocarbon reserves and transport them to the high-value user markets in the industrialized nations.
The downstream project environment is driven by high utilization rates and government mandates for more eco-friendly fuels. We expect continuing extensive capital investments in pipeline infrastructure, and expansion and improvement of refinery capacity worldwide.
On our last call I told you that the Willbros story is one of execution. It is. We have the backlog, a favorable market, and opportunities abound. I believe Willbros has made steady and marked improvement in its execution skills, and we will continue our strategy to harvest opportunities in North America, leverage our EPC offering, minimize risk through disciplined bidding and contract management, penetrate attractive international markets, contain G&A costs, manage cash rigorously, and seek quality growth opportunities.
Thank you for you continued support. We have the wind at our back, and we continue to gather momentum as we move into 2008.
Operator
Thank you. The conference is... has now ended. Please disconnect your lines at this time, and thank you for your participation.

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